Exhibit 99.1
For further information contact:
Michael Garone, Chief Financial Officer
973-532-8005 or mgarone@emisphere.com
EMISPHERE ANNOUNCES FINANCIAL AND OPERATIONAL RESULTS
FOR THE SECOND QUARTER AND FIRST SIX MONTHS OF 2010
Conference Call/Webcast to be Held Today, August 16, 2010 at 10:00 AM EDT
CEDAR KNOLLS, N.J., August 16, 2010 — Emisphere Technologies, Inc. (OTC BB: EMIS) today announced financial and operational results for the three and six months ended June 30, 2010.
SECOND QUARTER FINANCIAL RESULTS
For the three months ended June 30, 2010, Emisphere reported a net loss of $13.7 million, or $0.32 per basic and diluted share, compared to a net loss of $4.2 million, or $0.14 per basic and diluted share for same period last year.
The operating loss for the three months ended June 30, 2010 was $3.1 million, compared to an operating loss of $3.0 million in same period last year.
Total operating expenses for the three months ended June 30, 2010 were $3.2 million, compared to $3.0 million for the same period last year including a $0.8 million one time gain on the sale of laboratory equipment. Total operating expenses for the three months ended June 30, 2010 include research and development costs of $0.7 million and general and administrative expenses of $2.1 million, compared to $0.7 million and $2.9 million respectively, for the same period last year.
Other expense for the three months ended June 30, 2010 was $10.6 million, including an $8.6 million charge related to the change in fair value of derivative instruments related to an increase to the Company’s stock compared to other expense of $1.2 million for the same period last year.
YEAR TO DATE FINANCIAL RESULTS
For the six months ended June 30, 2010, Emisphere reported a net loss of $32.2 million, or $0.75 per basic and diluted share, compared to a net loss of $9.6 million, or $0.32 per basic and diluted share for the six months ended June 30, 2009.
Total operating expenses for the six months ended June 30, 2010 were $6.2 million, a decrease of approximately $1.5 million, or 19% compared to $7.7 million for the same period last year including a $0.8 million one time gain from sale of laboratory equipment. Total operating expenses for the six months ended June 30, 2010 include research and development costs of $1.3 million and general and administrative expenses of $4.5 million, compared to $2.7 million and $5.9 million respectively, for the same period last year.
Other expense for the six months ended June 30, 2010 was $26.0 million, including a $22.6 million charge related to the change in fair value of derivative instruments related to an increase to the Company’s stock compared to other expense of $1.9 million in the same period last year.
LIQUIDITY
At June 30, 2010, Emisphere reported cash and restricted cash totaling $0.7 million, compared to $3.3 million at March 31, 2010. On July 29, 2010, the Company issued a $525,000 promissory note to MHR Institutional Partners IIA LP and MHR Institutional Partners II LP. We anticipate that our existing cash resources, including the amounts provided by MHR in connection with the Note but not accounting for an approximately $2.6 million arbitration award in favor of the Company’s former CEO, will enable us to continue operations through approximately August 31, 2010 or earlier if unforeseen events arise that negatively affect our liquidity.

During July 2010, the Company announced that it is engaged in ongoing discussions with a potential licensee for its high dose oral Eligen® B12 1000mcg as a Medical Food for individuals with B12 deficiency. In addition, the Company is evaluating other potential licensees as well as the possibility of marketing the product without a partner. We anticipate our plans will be finalized during the fourth quarter, 2010. We continue to implement aggressive cost controls to conserve cash and to evaluate potential financing opportunities to address our cash needs for ongoing operations and programs, including a potential equity financing. Please refer to the Quarterly Report on Form 10-Q for additional information.
KEY PRODUCT AND CORPORATE DEVELOPMENTS
•	Oral Eligen® B12
•	Our recently completed clinical trial showed that high dose Eligen® B12 1000mcg can efficiently and quickly restore Vitamin B12 levels in deficient individuals compared to the current standard of care. As a Medical Food, Emisphere’s Eligen® B12 (1000 mcg) is designed as a specially formulated and processed oral formulation for the specific dietary management of patients under medical supervision who, because of a limited or impaired capacity to absorb Vitamin B12 , have a diagnosed Vitamin B12 deficiency. It is planned to be available early in 2011. It is estimated that as many as 10 million people in the U.S. and over 100 million people worldwide may be B12 deficient. Oral Eligen® B12 and the foregoing statements have not been evaluated by the Food and Drug Administration. Oral Eligen® B12 is not intended to diagnose, treat, cure, or prevent any disease.
•	Novartis Note and Collaboration Agreement
•	During June, 2010, the Company announced that it has entered into an expanded relationship with Novartis Pharma AG (“Novartis”) pursuant to which Novartis has cancelled the Company’s Convertible Promissory Note (the “Note”). The parties agreed to modify the royalty and milestone payment schedule for the Research Collaboration and Option Agreement and License Agreement for the development of an oral salmon calcitonin product for the treatment of osteoarthritis and osteoporosis. Additionally, the Company granted Novartis the right to evaluate the feasibility of using Emisphere’s Eligen® Technology with two new compounds to assess the potential for new product development opportunities.
The company is continuing with a number of pre-clinical programs in collaboration with other companies as well as projects on its own using the Eligen® Technology to improve the oral absorption of selected molecules.
A live webcast of today’s scheduled 10:00 AM EDT conference call can be accessed through the Company’s web site at: www.emisphere.com. The live conference call dial-in number is: 1-888-359-3613 (United States and Canada) or 1-719-457-2657 (International). In addition, an archive of the webcast can be accessed through the same link; an audio replay of the call will be available beginning at 1:00 PM EDT today, through midnight on August 24, 2010 by calling 1-888-203-1112 (United States and Canada) or 1-719-457-0820 (International). The conference replay PIN is 4395932.
About Emisphere Technologies, Inc.
Emisphere is a biopharmaceutical company that focuses on a unique and improved delivery of therapeutic molecules or nutritional supplements using its Eligen® Technology. These molecules and compounds could be currently available or in development. Such molecules are usually delivered by injection; in many cases, their benefits are limited due to poor bioavailability, slow on-set of action or variable absorption. The Eligen® Technology can be applied to the oral route of administration as well other delivery pathways, such as buccal, rectal, inhalation, intra-vaginal or transdermal. The company’s website is: www.emisphere.com .
Safe Harbor Statement Regarding Forward-looking Statements
The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates and the sufficiency of Emisphere’s cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in Emisphere’s Annual Report on Form 10-K (file no. 000-17758) filed on March 25, 2010, Emisphere’s Quarterly Report on Form 10-Q filed on May 17, 2010, and Emisphere’s Quarterly Report on Form 10-Q filed on August 16, 2010.

PART I

ITEM 1.	FINANCIAL STATEMENTS
EMISPHERE TECHNOLOGIES, INC.
BALANCE SHEETS
June 30, 2010 and December 31, 2009
(in thousands, except share and per share data)

	June 30, 2010	December 31,
	(unaudited)	2009
Assets:
Current assets:
Cash and cash equivalents	$418	$3,566
Accounts receivable, net	38	158
Inventories	261	20
Prepaid expenses and other current assets	683	369

Total current assets	1,400	4,113
Equipment and leasehold improvements, net	107	138
Purchased technology, net	957	1,077
Restricted cash	259	259
Deferred financing cost	382	346

Total assets	$3,105	$5,933

Liabilities and Stockholders’ Deficit:
Current liabilities:
Notes payable, including accrued interest and net of related discount	$—	$12,588
Accounts payable and accrued expenses	5,852	4,975
Derivative instruments
Related party	12,952	3,205
Others	4,183	2,984
Restructuring accrual, current	600	750
Other current liabilities	31	52

Total current liabilities	23,618	24,554
Notes payable, including accrued interest and net of related discount, related party	14,322	13,076
Deferred revenue	26,475	11,494
Derivative instrument related party	12,031	4,591
Deferred lease liability and other liabilities	65	82

Total liabilities	76,511	53,797
Commitments and Contingencies
Stockholders’ deficit:
Preferred stock, $.01 par value; authorized 1,000,000 shares; none issued and outstanding	—	—
Common stock, $.01 par value; authorized 100,000,000 shares; issued 44,222,054 shares (43,932,322 outstanding) as of June 30, 2010 and issued 42,360,133 shares (42,070,401 outstanding) as December 31, 2009	442	424
Additional paid-in-capital	398,945	392,335
Accumulated deficit	(468,841)	(436,671)
Common stock held in treasury, at cost; 289,732 shares	(3,952)	(3,952)

Total stockholders’ deficit	(73,406)	(47,864)
Total liabilities and stockholders’ deficit	$3,105	$5,933

EMISPHERE TECHNOLOGIES, INC.
STATEMENT OF OPERATIONS
For the three and six months ended June 30, 2010 and 2009
(in thousands, except share and per share data)
(unaudited)

	For the three months ended		For the six months ended
	June 30,		June 30,
	2010	2009	2010	2009

Net Sales	$39	$—	$51	$—

Costs and expenses:
Research and development	732	748	1,294	2,670
General and administrative expenses	2,129	2,933	4,463	5,855
Restructuring costs	—	—	50	(353)
Gain on disposal of fixed assets	—	(779)	(1)	(822)
Lawsuit Adverse Award	220	—	220	—
Depreciation and amortization	75	96	150	307

Total costs and expenses	3,156	2,998	6,176	7,657

Operating loss	(3,117)	(2,998)	(6,125)	(7,657)

Other non-operating income (expense):
Other income	2	27	5	68
Sublease income	—	—	—	232
Sale of patents		500	—	500
Change in fair value of derivative instruments
Related party	(6,208)	(193)	(15,328)	(80)
Other	(2,424)	(289)	(7,271)	(254)
Interest expense
Related party	(1,797)	(1,097)	(3,069)	(2,140)
Other	(160)	(137)	(382)	(273)
Total other non-operating expense	(10,587)	(1,189)	(26,045)	(1,947)

Net loss	$(13,704)	$(4,187)	$(32,170)	$(9,604)

Net loss per share, basic and diluted	$(0.32)	$(0.14)	$(0.75)	$(0.32)
Weighted average shares outstanding, basic and diluted	43,338,432	30,341,078	42,711,367	30,341,078